Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (file nos. 333-148375 and 333-159214) pertaining to the Forestar Group 2007 Stock Incentive Plan of our report dated March 3, 2010, with respect to the consolidated financial statements and schedule of Forestar Group Inc. and subsidiaries (Forestar Group) and our report dated March 3, 2010, with respect to the effectiveness of Forestar Group’s internal control over financial reporting included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Austin, Texas
March 3, 2010